EXHIBIT 4.24
                                  ------------




                           CERTIFICATE OF DESIGNATION

                                       OF

                     3% SERIES H CONVERTIBLE PREFERRED STOCK

                                       OF

                      COMMODORE APPLIED TECHNOLOGIES, INC.



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                           CERTIFICATE OF DESIGNATION
                                       OF
                     3% SERIES H CONVERTIBLE PREFERRED STOCK
                                       OF
                      COMMODORE APPLIED TECHNOLOGIES, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         The undersigned officers of Commodore Applied Technologies, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), do hereby certify:

         That pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the Board authorized the series of preferred stock hereinafter provided for and established the voting powers thereof and adopted the following resolutions creating a series of 1,000,000 shares of preferred stock.

         "RESOLVED, the Company be and is hereby authorized, directed, and empowered to (i) settle the dispute between the Company, and Dispute Resolution Management, Inc. ("DRM"). William J. Russell ("Russell") and Tamie P. Speciale ("Speciale") over the Amended and Restated Stock Purchase Agreement dated August 30, 2000 by and among the Company, DRM, Russell and Speciale (ii) make, execute and deliver a settlement agreement (the "DRM Settlement Agreement"), (iii) create a Series H Convertible Preferred Stock (the "Series H Preferred") (iv) authorize 1,000,000 shares of Series H Preferred, and (v) authorize the issuance of 800,000 shares of the Series H Preferred (the "Shares") to DRM as part of the DRM Settlement Agreement; and

         RESOLVED, the Company be and is hereby authorized, directed, and empowered to create a Series H Preferred stock, of which 1,000,000 shares shall be authorized, par value $0.001 per share, each such share of Series H Preferred having a stated value of $1.00 per share, of which 800,00 shares of the Series H Preferred (the "Shares") shall be distributed to Dispute Resolution Management, Inc. ("DRM"), William J. Russell and Tamie P. Speciale as part of the settlement of the Stock Purchase Agreement (the "DRM Settlement Agreement") between the Company and DRM at Closing or as soon thereafter as practicable, but in no event later than September 30, 2002; and

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         RESOLVED, as part of the DRM Settlement Agreement, Shelby T. Brewer is authorized to receive and hold a voting proxy (the "Proxy") for the 800,000 shares of the Series H Preferred given to DRM, Russell and Speciale as part of the DRM Settlement Agreement which Proxy shall terminate in the event that Brewer is no longer the Chief Executive Officer of the Company or shall expire automatically on the sooner of August 1, 2004 or when such shares subject to the Proxy are no longer owned by DRM; and

         RESOLVED, the Company be and is hereby authorized, empowered and directed to file the Certificate of Designation with the Secretary of State of Delaware describing there rights privileges and limitations of the Series H Preferred and shall file such appropriate documentation as is necessary with the Securities and Exchange Commission and any listing exchange to insure that the underlying common stock of the Company is registered and fully tradable."

         The designation and amount and the voting powers, preferences and relative, participating, optional and other special rights of the shares of Series H Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth below.

         1. Designation and Number. The designation of the series of preferred stock fixed hereby shall be "3% Series H Convertible Preferred Stock" (hereinafter referred to as the "Series H Preferred Stock") and the number of shares constituting such series shall be one million (1,000,000), which number may from time to time be increased (but not without the approval of the holders of a majority of the then outstanding shares of Series H Preferred Stock) or decreased (but not below the number then outstanding) by the Board of Directors. The stated value of each share of this series shall be $1.00, and each share of this series shall be validly issued and fully paid upon receipt by the Company of legal consideration in an amount at least equal to such stated value and shall not thereafter be assessable.

         2. Rank. The Series H Preferred Stock shall rank: (i) prior to all of the Company's common stock, par value $.001 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Company hereafter created either specifically ranking by its terms junior to the Series H Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series H Preferred Stock (collectively with the Common Stock, "Junior Securities");
(iii) subject to the provisions of subparagraph 4(ii) and 4 (iii) hereof; and
(iv) subject to the provisions of subparagraph 4(i) hereof, junior to any class or series of capital stock of the Company heretofore or hereafter created specifically ranking by its terms senior to the Series H Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").



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         3.       Dividends.
                  ---------

         (i) The dividend rate of the Series H Preferred Stock shall be computed at a rate of $0.03 per share per annum from the date of the issuance of the Series H Preferred Stock. Dividends shall be payable annually in arrears out of the assets of the Company legally available therefor thirty (30) days after the last business day of December of each year, commencing December 31, 2002 (the "Dividend Payment Date"). Dividends may be paid by the Company in cash or, at the election of the Company, by delivery of additional shares of Series H Preferred Stock having an aggregate liquidation value equal to the amount of such dividend. Dividends on shares of Series H Preferred Stock shall not be cumulative.

         (ii) The Board shall declare and pay current dividends out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities).

         (iii) In order to determine the holders of the Series H Preferred Stock entitled to receive dividends, the Company shall fix a record date not more than 60 days prior to any Dividend Payment Date. If any such Dividend Payment Date should fall on a day that is not a Business Day, then the Company shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which any national securities exchange or quotation system on which the Common Stock of the Company is traded or quoted is authorized or required by law to close.

         4.       Voting Rights.
                  --------------

         The holders of the shares of Series H Preferred Stock (the "Series H Holders") shall be entitled to the following voting rights in respect of such shares.

         (i) So long as any shares of Series H Preferred Stock are outstanding, the Series H Holders shall vote together with the holders of Common Stock and not as a separate class on any transaction with respect to which the holders of Common Stock are entitled to vote pursuant to applicable Delaware law or the Certificate of Incorporation.

         (ii) On all matters on which the Series H Preferred Stock is entitled to vote, the Series H Holders shall be entitled to one vote per share of Series H Preferred Stock.

         (iii) As part of the DRM Settlement Agreement, Shelby T. Brewer is authorized to receive and hold a voting proxy (the "Proxy") for the 800,000 shares of the Series H Preferred given to DRM as part of the DRM Settlement Agreement which Proxy shall terminate in the event that Brewer is no longer the Chief Executive Officer of the Company or shall expire automatically on the sooner of August 1, 2004 or when such shares subject to the Proxy are no longer owned by DRM.



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         5.       Conversion Rights.
                  -----------------

         (i) Subject to the provisions of subparagraph (ii) of this paragraph 5, each share of Series H Preferred Stock may be converted, at the option of each Series H Holder, into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which the Series H Holder of each share of Series H Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series H Preferred Stock to be converted by the Conversion Rate. The "Conversion Rate," that is, the number of shares of Common Stock for which each share of Series H Preferred Stock may be converted, shall be determined by dividing $1.00 by the greater of the average closing price of Company's common stock in the previous 30 trading days or $0.20 ("Conversion Price"). The Conversion Price shall be adjusted from time to time as set forth in subsection (ii) hereof. The Company shall not issue fractional shares of Common Stock upon conversion of Series H Preferred Stock but, in lieu thereof, shall pay to a Series H Holder cash in an amount equal to such fraction multiplied by the Last Sale Price of the Common Stock on the trading day prior to the date on which the shares are converted. "Last Sale Price" shall mean (w) the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange or market on which the Common Stock is listed or admitted to trading or, (x) if not listed or admitted to trading on any national securities exchange or market, on the National Association of Securities Dealers Automated Quotations ("Nasdaq") market or, (y) if the Common Stock is not listed or admitted to trading on any national securities exchange or market or quoted on the Nasdaq market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose or, (z) if the Common Stock is not listed or admitted to trading or otherwise quoted as set forth above, the fair market value of the Common Stock as determined in good faith using customary valuation methods by the Board.

         (ii) The Series H Preferred Stock shall be converted into Common Stock in the following manner:

         (A) Shares of Series H Preferred Stock received by the Company in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance as Series H Preferred Stock or any other series of preferred stock.

         (B) A Series H Holder shall give written notice to the Company of its desire to convert all or a portion of the shares of Series H Preferred Stock owned by such Series H Holder. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of shares of Series H Preferred Stock such Series H Holder desires to convert. The Company will, as soon as practicable thereafter, deliver to such Series H Holder or to such Series H Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion and, in the event of a partial conversion, a certificate representing the balance, if any, of the shares of Series H Preferred Stock represented by the surrendered certificate or certificates but not converted to Common Stock.


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         (C) In the event that shares of Series H Preferred Stock are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Series H Holders entitled to receive dividends to the opening of business on the corresponding Dividend Payment Date, the Series H Holder shall continue to be entitled to receive such dividend on such Dividend Payment Date. In the event that the date on which the shares are converted is the Dividend Payment Date, such Series H Holder will be entitled to receive the dividend payable with respect to such Series H Preferred Stock.

         (D) If, prior to the date on which all shares of Series H Preferred Stock are converted, the Company shall (1) consolidate with or merge with or into another person resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) sell or otherwise transfer all or substantially all of the assets of the Company, then a Series H Holder shall thereafter have the right to convert such shares of Series H Preferred Stock into the kind and amount of stock, securities or assets, if any, such Series H Holder would have been entitled to receive upon such consolidation, merger, sale or transfer had such Series H Holder converted its shares of Series H Preferred Stock into Common Stock immediately prior to such transaction.

         (E) If a Series H Holder has delivered notice to the Company of its desire to convert all or a portion of its shares of Series H Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares have been delivered to the Company, then all shares of Series H Preferred Stock so tendered to the Company shall be deemed to be no longer outstanding and, notwithstanding the failure of the Company to issue the Common Stock, such Series H Holder shall be deemed, for all purposes (except as set forth in the next sentence of this subparagraph 5(ii)(F)), to be a holder of the number of shares of Common Stock into which the shares of Series H Preferred Stock such Series H Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. The Company shall not, by amendment of its Certificate of Incorporation as amended as of the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this paragraph 5. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number or shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series H Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series H Preferred Stock. The Company shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery to a Series H Holder of shares of Common Stock or conversion of the Series H Preferred Stock by such holder.


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         (F) The 800,000 shares of the Series H Preferred (the "Shares") issued to DRM as part of the DRM Settlement Agreement are subject to the following further conversion restrictions:

         a)       The earliest conversion feature shall be exercisable on June
                  30, 2003.

         b) No Series H Preferred may be converted prior to June 30, 2003. Until July 31, 2005, only 80,000 shares of the Series H Preferred shall be convertible in any calendar quarter. The balance any unconverted Series H Preferred Stock may be converted at any time on or after August 1, 2005.

         c)       The Series H Preferred shall not be transferable.

         6. Liquidation Price. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the amount that shall be paid to a Series H Holder shall be $1.00 per each share of Series H Preferred Stock held by such Series H Holder (hereinafter called the "Liquidation Price") and no more. Upon any liquidation, dissolution or winding-up of the Company, the Series H Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Company and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Series H Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding-up of the Company, the Company's assets to be distributed among the Series H Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Series H Holders and the Parity Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Series H Holders and Parity Holders based upon the aggregate Liquidation Price of the Series H Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such Series H Holder and Parity Holder, respectively. The Company will mail written notice of such liquidation, dissolution or winding-up, not less than 30 days prior to the payment date stated therein, to each Parity Holder of record. Neither the consolidation or merger of the Company into or with any other corporation or any other person, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of paragraphs 2 and 6 hereof.



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                                 SIGNATURE PAGE


         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf and attested as of this 11th day of September 2002, by duly authorized officers of the Company.

                                          COMMODORE APPLIED TECHNOLOGIES, INC.


                                          By: /s/ Shelby T. Brewer
                                          ------------------------
                                          Name: Shelby T. Brewer
                                          Title: President and CEO

ATTEST:


/s/ James M. DeAngelis
----------------------
James M. DeAngelis
Secretary


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